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                                                                      Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-93655 pertaining to the Employee Stock Purchase Plan; Fourth Amended and Restated Employees Stock Option Plan; Form S-8 No. 333-03783 pertaining to the Nonemployee-Directors' Equity Compensation Plan; and Form S-8 Nos. 33-88020 and 33-22545 pertaining to the Employees Stock Option Plan of The Ackerley Group, Inc. of our report dated February 9, 2001 with respect to the consolidated financial statements of The Ackerley Group, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2000.

                                                /s/ Ernst & Young LLP

Seattle, Washington
March 26, 2001